UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MIDDLEFIELD BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2019

Dear Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Middlefield Banc Corp. The meeting will be held on Wednesday, May 15, 2019, 1:00 p.m. local time at SunValley Banquet & Party Center, 10000 Edwards Lane, Aurora, Ohio, 44202. The attached Notice of Annual Meeting of Shareholders and proxy statement discuss the business to be conducted at the meeting.

Your vote is important, regardless of the number of shares you own. Please read the enclosed proxy statement and then complete, sign, and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. You may also use the Internet to vote by following the instructions on your proxy card. This will not prevent you from voting in person, but it will ensure that your vote is counted.

Thank you for your attention to this important matter.

Sincerely,

Carolyn J. Turk

Chairman of the Board

15985 East High Street, P.O. Box 35 • Middlefield, Ohio 44062 • 440/632-1666 • 888/801-1666 • 440/632-1700 (FAX)

www.middlefieldbank.bank

MIDDLEFIELD BANC CORP.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Shareholders of Middlefield Banc Corp. will be held at SunValley Banquet & Party Center, 10000 Edwards Lane, Aurora, Ohio, 44202, on Wednesday, May 15, 2019, at 1:00 p.m. local time.

A proxy and a proxy statement for the 2019 Annual Meeting of Shareholders are enclosed. The purpose of the annual meeting is to consider and act upon –

(1)	election of four directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified,

(2)	a non-binding proposal to approve the compensation of Middlefield Banc Corp.‘s named executive officers,

(3)	to hold an advisory vote on the frequency of future advisory votes on the compensation of Middlefield Banc Corp.’s named executive officers, and

(4)	ratification of the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2019.

The Board of Directors is not aware of any other business to be presented at the annual meeting. Any action may be taken on the foregoing proposals at the 2019 annual meeting on the date specified or on any date or dates to which the annual meeting is adjourned or postponed. The record date for determining shareholders entitled to vote at the meeting is March 21, 2019.

Shareholders have a choice of voting on the Internet or by mailing a traditional proxy card. Your vote is important. We therefore urge you to vote promptly by using the Internet or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to attend the annual meeting in person. If you vote by Internet, you do not need to return the proxy card. Internet voting information is provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2019. This Proxy Statement, the Proxy Card, the Chairman’s letter, and the Annual Report on Form 10-K are available at www.middlefieldbank.bank.

To obtain directions to attend the annual meeting and vote in person, please contact our corporate headquarters at (440) 632-1666 or (888) 801-1666 during regular business hours.

By Order of the Board of Directors,

Carolyn J. Turk
Chairman of the Board

Middlefield, Ohio

April 4, 2019

THANK YOU FOR ACTING PROMPTLY

MIDDLEFIELD BANC CORP.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

PROXY STATEMENT

Middlefield Banc Corp., an Ohio corporation, is furnishing this proxy statement to you on behalf of the board of directors to solicit your proxy for use at the 2019 Annual Meeting of Shareholders. The annual meeting will be held on Wednesday, May 15, 2019, at 1:00 p.m. local time, at SunValley Banquet & Party Center, 10000 Edwards Lane, Aurora, Ohio, 44202. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to shareholders on or about April 4, 2019.

References in this proxy statement to “Middlefield,” “we,” “us,” and “our” mean Middlefield Banc Corp. alone or Middlefield Banc Corp. and its subsidiaries, depending on the context. The subsidiaries of Middlefield Banc Corp. are The Middlefield Banking Company and EMORECO, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Meeting. At the annual meeting we will ask Middlefield shareholders (1) to elect four directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified, (2) to act on a non-binding, advisory proposal to approve the named executive officer compensation disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission (“SEC”), (3) to specify in a non-binding, advisory vote a preference for the frequency with which we submit to shareholders in the future the non-binding, advisory proposal for approval of executive compensation, and (4) to ratify the appointment of Middlefield’s independent auditor. The non-binding proposal for approval of executive compensation is commonly known as a say-on-pay proposal.

Voting Procedures. If you were a shareholder at the close of business on March 21, 2019, you are entitled to vote at the annual meeting. As of March 21, 2019, there were 3,256,370 shares of Middlefield common stock outstanding.

The enclosed proxy is for use if you are unable to attend the annual meeting in person or if you wish to have your shares voted by proxy even if you attend the annual meeting. Regardless of whether you plan to attend the annual meeting, please vote your shares by (1) the Internet or (2) completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold your shares in the name of a bank or broker, the availability of Internet voting will depend on the voting processes of the bank or broker.

Proxies solicited hereby may be used at the annual meeting only and will not be used for any other meeting. Proxies solicited by the board will be voted in accordance with the directions given. If no instructions are given, proxies will be voted in favor of the proposals set forth in this proxy statement.

Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time before completion of the annual meeting, but revocation will not affect a vote previously taken. If your common stock is held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your proxy instructions. If you are a holder of record and wish to revoke your proxy instructions, you may revoke a proxy by –

•	attending the annual meeting and advising Middlefield’s Secretary that you intend to vote in person (but your attendance at the annual meeting will not constitute revocation of a proxy),

•	giving a subsequent proxy relating to the same shares, or

•	filing with the Secretary at or before the annual meeting a written revocation notice bearing a later date than the proxy.

A written notice revoking a proxy should be delivered to Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. Unless revoked, the shares represented by proxies will be voted at the annual meeting.

Expense of Soliciting Proxies. Middlefield will bear the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers, and regular employees of Middlefield and its subsidiaries may solicit proxies personally or by telephone, but they will receive no additional compensation for doing so.

Quorum and Vote Required. A quorum is necessary for the conduct of business at the annual meeting. When present in person or by proxy at the annual meeting, the holders of a majority of the shares of Middlefield common stock issued and outstanding and entitled to vote constitute a quorum.

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. Directors are elected by a plurality vote of shareholders present in person or by proxy and constituting a quorum, meaning the nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal to approve the compensation of Middlefield Banc Corp.’s named executive officers (“say-on-pay”) to be approved if the proposal receives the affirmative vote of a majority of the votes cast. We will consider the say-on-pay frequency alternative for future advisory votes concerning say-on-pay proposals to be approved by a majority of the votes cast, or by a plurality if there is no clear majority. We will consider the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor to be approved if the proposal receives the affirmative vote of a majority of the votes cast.

Abstentions and Broker Non-Votes. Abstention may be specified on all proposals except the election of directors. A broker non-vote arises when shares held by a broker nominee for a beneficial owner/customer are not voted because the broker nominee does not receive voting instructions from the customer and lacks discretionary authority to vote the shares without instructions. Brokers normally have authority to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments of charter documents, executive compensation proposals, and the election of directors. Pursuant to applicable stock exchange rules, the ratification of the appointment of Middlefield’s independent registered public accounting firm (Proposal 4) is the only routine matter. Our Regulations provide in Article I, section 7 that a majority of votes cast is sufficient to constitute the act of shareholders. Because abstentions and broker non-votes are not counted as votes cast, they will have no impact on any of the proposals. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present at the meeting.

Board Recommendations. The board of directors recommends that you vote FOR election of the director nominees identified in this proxy statement, FOR the say-on-pay proposal, FOR “one year” as the preferred frequency of future advisory votes on the compensation of Middlefield Banc Corp.’s named executive officers, and FOR ratification of the appointment of S.R. Snodgrass, P.C. as auditor for the fiscal year ending December 31, 2019.

CORPORATE GOVERNANCE

Director Independence. A majority of Middlefield’s directors are independent, as the term independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and as defined by Rule 10A-3(b)(1)(ii) of the SEC. The board has determined that all of the current directors and director nominees other than Messrs. Caldwell and Heslop are independent directors, including all directors serving on the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee.

Leadership Structure of the Board. The office of Chairman of the Board and the office of President and Chief Executive Officer have traditionally been separate at Middlefield. Middlefield believes that separation of these two offices is consistent with the board’s responsibility for oversight of management and of Middlefield’s affairs generally. The time, effort, and energy that the President and Chief Executive Officer must devote to that position, as well as the commitment required to serve as Chairman of the Board, make it impractical for one person to serve in both roles. The board believes that an independent director serving as Middlefield’s Chairman of the Board is the appropriate leadership structure at this time, demonstrating Middlefield’s commitment to good corporate governance.

Risk Oversight. The board is actively involved in oversight of the risks that could affect Middlefield. The board’s oversight is conducted primarily through committees, but the full board retains responsibility for general oversight of risks. Board committees exercising oversight of risks include (1) an Audit Committee that takes into account financial reporting and legal and compliance risks, (2) a Compensation Committee that is responsible for risks relating to Middlefield’s employment policies and compensation and benefits systems, (3) a Corporate Governance and Nominating Committee that oversees risks relating to management and board succession planning and Middlefield’s ethics and business practices, and (4) other bank committees, such as the loan and asset/liability management committees, that are responsible for exercising oversight of the risks associated with the business of banking. The board satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Middlefield, The Middlefield Banking Company, and EMORECO, Inc.

Code of Ethics. Our Code of Ethics requires that directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Middlefield’s best interests. Directors, executive officers, and employees must report any conduct they believe in good faith to be an actual or apparent violation of the Code of Ethics. Middlefield’s Code of Ethics includes a Code of Ethics for Financial Professionals, which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The goal of the Code of Ethics for Financial Professionals is to promote integrity in the preparation and reporting of financial information and to assure full, fair, accurate, timely, and understandable disclosure in SEC reports and other public communications. The Code of Ethics is available at www.middlefieldbank.bank.

Anti-Hedging Policy. Middlefield’s Insider Trading Policy prohibits hedging transactions involving Middlefield’s securities by directors, executive officers and employees of Middlefield or The Middlefield Banking Company. The anti-hedging policy: (i) requires that Middlefield securities purchased by a director, officer or employee in the open market must be held for a minimum of six months and preferably longer; (ii) prohibits direct and indirect short selling of Middlefield securities by directors, officers or employees; (iii) prohibits transactions by directors, officers or employees in puts, calls or other derivative transactions involving Middlefield’s securities, other than the exercise of options issued by Middlefield to its employees or directors; (iv) prohibits other forms of hedging or monetarization transactions by directors, officers or employees, such as zero-cost dollars and forward sales transactions, involving Middlefield’s securities; and (v) prohibits directors, officers or employees from holding Middlefield securities in a margin account or pledging Middlefield securities as collateral for a loan without first obtaining approval.

Shareholder Communications. A shareholder who wishes to communicate with the board or with individual directors concerning Middlefield’s financial statements, accounting practices, or internal controls should write to the chairman of the Audit Committee in care of Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. If the shareholder’s concern relates to Middlefield’s governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to the chairman of the Corporate Governance and Nominating Committee in care of Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, at the address above. Other concerns may be submitted to any of the independent directors at that address.

Board Meetings and Committees. Middlefield’s board held eight meetings in 2018. Each individual who served in 2018 as a director of Middlefield attended at least 75% of the sum of the total number of board meetings and the total number of meetings held by all committees on which he or she served during the tenure of his or her service, with the exception of Mr. Valerian. The board encourages directors to attend the annual meeting of shareholders. All of the incumbent directors and director nominees attended the 2018 Annual Meeting. Directors serving on the Corporate Governance and Nominating Committee, the Compensation Committee, and the Audit Committee are –

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Kenneth E. Jones	Eric W. Hummel	Thomas W. Bevan

Darryl E. Mast	Kenneth E. Jones	Eric W. Hummel *

Clayton W. Rose, III	James J. McCaskey	James J. McCaskey

Robert W. Toth *	William J. Skidmore *	William J. Skidmore**

Carolyn J. Turk	Robert W. Toth	Carolyn J. Turk

William A. Valerian

*	Committee Chairman
**	Mr. Skidmore served on this committee until May 16, 2018

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee recommends to the board the slate of director nominees to be proposed by the board for election by the shareholders, any director nominees to be elected by the board to fill interim director vacancies, and the directors to be selected for membership on and chairmanship of the committees of the board. In addition, the committee considers general corporate governance matters on behalf of the board and annually reviews with the board the requisite skills and criteria for new members. The committee also reviews the composition and function of the board as a whole. The committee met four times in 2018.

To identify nominees, the committee relies on personal contacts as well as its knowledge of members of the local communities. Middlefield has not previously used an independent search firm to identify nominees. The committee does not have a policy for the consideration of diversity in the nomination process, but the committee takes into account in its deliberations all facets of a potential nominee’s background, including the following –

•	personal qualities and characteristics,

•	accomplishments and reputation in the business community,

•	financial, regulatory, and business experience,

•	current knowledge and contacts in the communities in which Middlefield does business,

•	ability and willingness to commit adequate time to board and committee matters,

•	fit of the individual’s skills with those of other directors and potential directors in building a board that is effective and responsive to Middlefield’s needs,

•	independence, and

•	any other factors the board deems relevant, including diversity of viewpoints, background, experience, and other demographics.

The committee also considers and reviews the director’s board and committee attendance and performance, length of board service, experience, skills, the contributions that the director brings to the board, and independence. The committee’s goal is to identify individuals who will enhance and add valuable perspective to the board’s deliberations and who will assist Middlefield in its efforts to capitalize on business opportunities in a challenging and highly competitive market.

A copy of the Corporate Governance and Nominating Committee charter is available at www.middlefieldbank.bank, along with a copy of our Corporate Governance Guidelines. A copy of the charter and guidelines is also available in print to shareholders upon request, addressed to Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The committee will consider director nominees recommended by shareholders. A shareholder may submit a nomination for director by following the procedures specified in article III, section 4, of Middlefield’s Regulations. Among other things, these procedures require that the shareholder deliver to Middlefield’s Secretary a written notice stating the name and age of each nominee, the nominee’s principal occupation, and the number of shares of Middlefield common stock the shareholder beneficially owns. The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination. The information must be provided to the Secretary at least 60 days before the date corresponding to the date on which Middlefield’s proxy materials were mailed to shareholders for the previous year’s annual meeting, and no more than 120 days before that date. A nomination made by a shareholder who does not comply with these procedures will be disregarded.

Middlefield’s Corporate Governance Guidelines provide that upon attaining age 75 a director may complete his or her term but may not stand for election to an additional term.

Compensation Committee. The Compensation Committee establishes the base salary of each executive officer. The Middlefield Banking Company’s Compensation Committee establishes the executives’ award levels under the Annual Incentive Plan and administers the executive deferred compensation agreements entered into by The Middlefield Banking Company. Middlefield’s Compensation Committee is responsible for administration of other executive benefits and plans, including the 2007 Omnibus Equity Plan, and the 2017 Omnibus Equity Plan. The Compensation Committee’s performance review of the Chief Executive Officer takes into account reports submitted by each director. Performance reviews of other executives are the primary responsibility of the Chief Executive Officer. The Compensation Committee met three times in 2018. A copy of the Compensation Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The Compensation Committee has sought input on both board and executive compensation issues from compensation consultants. The committee sometimes engages consultants to conduct periodic comprehensive total compensation studies or to advise about compensation practices generally. The Compensation Committee retains the right to hire, fire, and obtain advice and assistance from legal counsel or other experts or consultants, consistent with its charter. In 2017, the Compensation Committee selected Blanchard Consulting Group to review management and director compensation. Blanchard Consulting Group reviewed Middlefield’s compensation practices and provided surveys of the compensation practices in Middlefield’s peer group of financial institutions. In 2018, the Compensation Committee adopted several of Blanchard Consulting Group’s recommendations, including recommendations to increase the annual fee paid to the Chairman of the Board of Directors, to increase the base salaries of the President and Chief Executive Officer and of the Senior Vice President, Chief Financial Officer and Treasurer to bring those salaries in line with Middlefield’s peer group, and to establish new minimum, intermediate and maximum award levels under the annual short-term cash incentive plan for named executive officers and selected senior officers.

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of executive compensation for each executive. The Compensation Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, long-term incentives, and retirement benefits. The Compensation Committee considers Middlefield’s performance, industry comparative data, experience, tenure, and responsibilities in recommending compensation for each position. Executive and officer compensation is weighted toward Middlefield’s performance and achievement of annual and long-term objectives. In general, Middlefield attempts to target total compensation for named executive officers at market competitive levels of peer financial companies.

The Compensation Committee and the compensation consultant evaluated Middlefield pay practices for the named executive officers with comparison to the following similarly situated banking organizations.

Regional Peer Group

ACNB Corporation

AmeriServ Financial, Inc.

CB Financial Services, Inc.

Citizens & Northern Corporation

Citizens Financial Services

Civista Bancshares, Inc.

Cortland Bancorp

Farmers & Merchants Bancorp

First Keystone Corporation

First Savings Financial Group, Inc.

Franklin Financial Services Corporation

HopFed Bancorp, Inc.

Kentucky Bancshares, Inc.

LCNB Corp.

Mackinac Financial Corporation

MBT Financial Corp.

Mid Penn Bancorp, Inc.

MVB Financial Corp.

NorthWest Indiana Bancorp

Ohio Valley Banc Corp.

Orrstown Financial Services

Penns Woods Bancorp, Inc.

Porter Bancorp, Inc.

Premier Financial Bancorp, Inc.

SB Financial Group, Inc.

The peer group is made up of 25 banks with 2016-year end assets between $1.5 billion and $655.2 million. Each of the financial services institutions listed above are publicly traded institutions that ranged in size from approximately 190% of Middlefield’s asset level to approximately 83% of Middlefield’s asset level, and are located in Indiana, Kentucky, Michigan, Ohio, western Pennsylvania, and West Virginia.

Companies are included in Middlefield’s group based on their relevance in terms of asset size, business model, products, services and geographic location as compared to that of Middlefield.

Audit Committee. The Audit Committee appoints Middlefield’s independent public auditor, reviews and approves the audit plan and fee estimate of the independent public auditor, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, supervises the internal auditor, and reviews and approves the annual financial statements. The Audit Committee has the authority to engage separate legal counsel and other advisors, as necessary, to execute its duties. The Audit Committee met four times in 2018. A copy of the Audit Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to Mr. James R. Heslop, II, Executive Vice President and Chief Operating Officer, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Middlefield believes that the directors serving on the Audit Committee do not have a relationship with Middlefield or its subsidiaries that would interfere with the exercise of independent judgment as directors. The board believes that all members of the Audit Committee satisfy the current independence requirements of the NASDAQ Stock Market and applicable rules and regulations of the SEC, and that Director Jones and Director Turk are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Report. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2018 and discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Middlefield’s independent auditor, the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from S.R. Snodgrass, P.C. required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and discussed with S.R. Snodgrass, P.C. its independence. Based on this, the Audit Committee recommended to the board that the audited financial statements be included in Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Kenneth E. Jones, Darryl E. Mast, Clayton W. Rose, III, Robert W. Toth, and Carolyn J. Turk.

DIRECTOR COMPENSATION

The following table shows the compensation paid to nonemployee directors for their service in 2018, including their service on our board, on the board of The Middlefield Banking Company, and on the board committees of Middlefield and The Middlefield Banking Company. The compensation of Directors Caldwell and Heslop is included in the Summary Compensation Table.

Name	($) Fees Earned or Paid in Cash	($) Stock Awards*	($) Option Awards	($) Non-Equity Incentive Plan Compensation	($) Nonqualified Deferred Compensation Earnings	($) All Other Compensation**	($) Total
Thomas W. Bevan	9,000	0	0	n/a	n/a		9,000
Eric W. Hummel	28,000	9,592	0	n/a	n/a	0	37,592
Kenneth E. Jones**	29,750	9,592	0	n/a	n/a	3,300	42,642
Darryl E. Mast	36,250	9,592	0	n/a	n/a	0	45,842
James J. McCaskey	29,000	9,592	0	n/a	n/a	0	38,592
Clayton W. Rose, III**	29,250	9,592	0	n/a	n/a	3,000	41,842
William J. Skidmore	35,000	9,592	0	n/a	n/a	0	44,592
Robert W. Toth	31,500	9,592	0	n/a	n/a	0	41,092
Carolyn J. Turk	48,000	9,592	0	n/a	n/a	0	57,592
William A. Valerian	5,250	0	0	n/a	n/a	0	5,250

*	Each non-employee director received a stock grant of 199 shares at $48.20 per share.
**	Mr. Jones and Mr. Rose were compensated for attending the meetings of the Central Ohio Regional Advisory Board.

Director Fees. Middlefield directors receive compensation of $750 for each board and committee meeting attended. Middlefield’s Chairman of the Board receives additional annual compensation of $10,000. The Chairmen of Middlefield’s Audit Committee and Compensation Committee each receive additional annual compensation of $3,000 and the Chairmen of Middlefield’s Corporate Governance and Nominating Committee and Executive Committee each receive additional annual compensation of $2,000. The Middlefield Banking Company directors receive compensation of approximately $1,800 per month, consisting of a monthly cash retainer of $1,000, and a grant of Middlefield stock with an approximate value of $9,600. The directors receive the stock grant, which vests immediately, as near to January 1 as possible and is calculated based upon the closing price on the last trading day of the previous year. The Middlefield Banking Company directors also receive $500 in committee fees for each meeting attended. The Chairmen of The Middlefield Banking Company’s Asset Liability Committee and Risk/Compliance Committee each receive additional annual compensation of $2,000. The 2018 compensation of Director Jones and Director Rose includes $3,300 and $3,000, respectively, for their service on our Central Ohio Regional Advisory Board. Directors of EMORECO, Inc. receive no compensation for board service.

Director Indemnification. At the 2001 annual meeting shareholders approved the form and use of indemnification agreements for directors. The indemnification agreements allow directors to select the most favorable indemnification rights provided under (1) Middlefield’s Second Amended and Restated Articles of Incorporation or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred, (2) state law in effect on the date of the indemnification agreement or on the date expenses are incurred, (3) any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred, and (4) any other indemnification arrangement otherwise available. The agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as a Middlefield director, officer, employee, agent, or when serving as Middlefield’s representative with respect to another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table shows the beneficial ownership of Middlefield common stock on March 21, 2019 on the part of each director, each director nominee, each executive officer identified in the Summary Compensation Table, and all directors, nominees, and executive officers as a group. For purposes of the table, a person is considered to own beneficially any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Unless noted otherwise, voting power and investment power are exercised solely by the person named or they are shared with members of his or her household. The percentage figures are based on 3,256,370 shares outstanding, plus the number of shares each individual has the right to acquire within 60 days.

Directors, Director Nominees, and Named Executive Officers	Shares Beneficially Owned	Shares Acquirable Within 60 Days by Option Exercise	Percent of Stock
Thomas W. Bevan, director	24,800 (1)		(11)
Thomas G. Caldwell, director, President & CEO	19,638 (2)	2,500	(11)
James R. Heslop, II, director, EVP and COO	10,683	1,200	(11)
Eric W. Hummel, director	17,978		(11)
Kenneth E. Jones, director	4,251 (3)		(11)
Darryl E. Mast, director	13,932 (4)		(11)
James J. McCaskey, director	3,984 (5)		(11)
Clayton W. Rose, III, director	7,138 (6)		(11)
William J. Skidmore, director	8,394 (7)		(11)
Donald L. Stacy, CFO and Treasurer	3,259 (8)	2,500	(11)
Robert W. Toth, director	28,792 (9)		(11)
Carolyn J. Turk, director	14,536		(11)
William A. Valerian, director	56,808 (10)		1.74%
other executive officers (8 people)	3,380	750	(11)
all directors, nominees, and executive officers as a group (21 people)	217,573	6,950	6.88%

(1)	Includes 13,265 shares held jointly with spouse.
(2)	Includes 250 shares held by Mr. Caldwell as custodian for his children and 14,222 shares held jointly with spouse.
(3)	Includes 1,132 shares held by Mr. Jones’ spouse. Mr. Jones disclaims beneficial ownership of those shares.
(4)	Includes 12,266 shares held by The Huntington Investment Company in two IRA accounts for Mr. Mast. The Huntington Investment Company also holds 566 shares in an individual account for Mr. Mast.
(5)	Includes 2,183 shares held jointly with spouse and 686 shares held in spouse’s retirement account.
(6)	Includes 2,663 shares held jointly with spouse and 531 shares held in a Simplified Employee Pension (SEP) retirement plan and 1,654 shares held in Trust.
(7)	Includes 758 shares held jointly with spouse.
(8)	Includes 20 shares held as joint tenant with a son and 1,000 shares held in an IRA.
(9)	Includes 21,068 shares held jointly with spouse, 550 shares held by each of Mr. Toth’s IRA and spouse’s IRA, 4,087 shares owned by spouse, and 2,536 shares owned individually.
(10)	Includes 20,262 shares held in Valerian Family CRUT Number Two.
(11)	Does not exceed 1%.

Director Stock Ownership Guidelines. Middlefield’s Corporate Governance Guidelines include stock ownership guidelines for directors. The guidelines state that within three years after election a director should own Middlefield common stock equal in value to at least two times the director’s yearly base compensation for service as a director of The Middlefield Banking Company, and three times base compensation within six years. As of December 31, 2018, all of the directors met the stock ownership guidelines. While Middlefield encourages ownership of Middlefield stock by all executive officers, Middlefield has not adopted a stock ownership requirement for

Middlefield’s named executive officers. As of December 31, 2018, ownership of Middlefield common stock, which includes the in-the-money value of stock options, for Middlefield’s named executive officers equaled in value for Mr. Caldwell more than two times Mr. Caldwell’s base salary, for Mr. Heslop, approximately two times Mr. Heslop’s base salary, and for Mr. Stacy, approximately one times Mr. Stacy’s base salary.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires that directors and executive officers, as well as any persons who own more than 10% of a registered class of equity securities, file with the SEC initial reports of ownership and reports of changes in ownership. Based solely on review of the copies of such reports furnished to Middlefield and written representations to Middlefield, to Middlefield’s knowledge all section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2018, except that (i) Directors Caldwell, Heslop, Hummel, Jones, Mast, McCaskey, Rose, Skidmore, Toth and Turk each filed late one Form 4 relating to a stock award granted to directors of The Middlefield Banking Company; (ii) Director William A. Valerian filed late one Form 4 relating to a stock sale; and (iii) executive officers Allen and Lane have not filed a Form 3.

SUMMARY COMPENSATION TABLE

The majority of the compensation of executive officers is paid by The Middlefield Banking Company, but compensation shown in the table is aggregate compensation paid by Middlefield and The Middlefield Banking Company. No compensation is paid by EMORECO, Inc.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Thomas G. Caldwell President and Chief Executive Officer	2018	361,200	0	0 (5)	0	116,640	0	89,645	567,485
	2017	320,000	0	13,990 (6) (7)	0	96,000	0	87,271	517,261
James R. Heslop, II Executive Vice President and Chief Operating Officer	2018	233,135	0	0 (5)	0	50,098	0	92,236	375,469
	2017	225,178	0	10,786 (6) (7)	0	45,036	0	74,014	355,014
Donald L. Stacy Senior Vice President, Chief Financial Officer and Treasurer	2018	196,875	0	0 (5)	0	42,271	0	51,193	290,337
	2017	190,000	0	8,597 (6) (7)	0	38,000	0	37,056	273,653

(1)	Includes salary deferred at the election of the executive under The Middlefield Banking Company’s 401(k) retirement plan.
(2)	Bonus amounts are attributable to performance in the year shown but are paid in the first quarter of the following year.
(3)

The 2018 cash incentive payments under The Middlefield Banking Company’s Annual Incentive Plan were made on March 8, 2019, based on financial performance and the executives’ performance in 2018, and the 2017 cash incentive payments were made March 6, 2018, based on financial performance and the executives’ performance in 2017. Messrs. Caldwell, Heslop and Stacy’s 2018 awards under the Annual Incentive Plan were based upon The Middlefield Banking Company achieving 110% or more of targeted performance goals for net income, reduction of classified assets, loan growth and regulatory status and failing to achieve 95% of the targeted goal for deposit growth.

(4)

The figures in the All Other Compensation column are the sum of matching contributions under The Middlefield Banking Company’s 401(k) plan, contributions and interest earnings credited by The Middlefield Banking Company for each executive under the executive deferred compensation agreements, and directors’ fees paid to Messrs. Caldwell and Heslop. The bank made contributions of $8,250 to the 401(k) plan account of Mr. Caldwell in 2018, $8,250 to the 401(k) plan account of Mr. Heslop, and $7,048 to the 401(k) plan account of Mr. Stacy. The 2018 contributions and interest earnings for the executive deferred compensation agreements were contributions of $36,000 and interest earnings of $17,053 for Mr. Caldwell, contributions of $44,454 and interest earnings of $11,940 for Mr. Heslop, and contributions of $35,878 and interest earnings of $8,269 for Mr. Stacy. Mr. Caldwell’s director fees were $28,342 in 2018 and $28,150 in 2017. Mr. Heslop’s director fees were $27,592 in 2018 and $29,100 in 2017.

(5)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on May 22, 2018. The number of shares awarded was 2,240 shares to Mr. Caldwell, 1,202 shares to Mr. Heslop, and 1,015 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2017. The closing price of the shares on December 31, 2017 was $48.20. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2018, 2019, and 2020 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2018, 2019, and 2020 will determine whether the 8.00% goal is satisfied. If the 8.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 8.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 8.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. Accordingly, the maximum potential conditional stock award total is 12,434 shares, including a maximum for Mr. Caldwell of 2,800 shares, for Mr. Heslop of 1,502 shares, and for Mr. Stacy of 1,268 shares. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on May 29, 2018.
(6)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on February 13, 2017. The number of shares awarded was 345 shares to Mr. Caldwell, 266 shares to Mr. Heslop, and 212 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on February 13, 2017. The closing price of the shares on February 13, 2017 was $40.55. The percentage of salary for purposes of calculating the award to Messrs. Caldwell, Heslop, and Stacy is 5%. To become vested in and entitled to the stock award, each executive was required to maintain continuous service with Middlefield for sixty days following the date of the award.

(7)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on July 20, 2017. The number of shares awarded was 753 shares to Mr. Caldwell, 581 shares to Mr. Heslop, and 462 shares to Mr. Stacy. To become vested in and entitled to that number of shares, two conditions must be satisfied: a service condition and a performance condition. Under the service condition, the executive must maintain continuous service with Middlefield and affiliates until the third anniversary of the award, although this condition will be waived in the case of death or disability or a change in control occurring in the three-year period. The performance condition will be satisfied if the average annual return of Middlefield stock for the years 2017, 2018, and 2019 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2017, 2018, and 2019 will determine whether the 8.00% goal is satisfied. If the 8.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 8.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 8.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. Accordingly, the maximum potential conditional stock awards total for the July 20, 2017 awards for Mr. Caldwell is 941 shares, for Mr. Heslop 726 shares, and for Mr. Stacy 577 shares. The terms of the award and a copy of the form of conditional award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on July 24, 2017.

Perquisites and other personal benefits provided to each of the named executive officers in 2018 and 2017 had a value of less than $10,000. The value of insurance on the lives of the named executive officers is not included in the Summary Compensation Table because the executives have no interest in the policies. However, the executives are entitled to designate the beneficiary of death benefits payable by The Middlefield Banking Company under executive survivor income agreements. See the “Executive Survivor Income Agreements” section.

Annual Incentive Plan. In 2003, The Middlefield Banking Company established the Annual Incentive Plan, a short-term cash incentive plan that rewards employees with additional cash compensation if specific objectives are achieved. An employee’s potential cash incentive payment under the Annual Incentive Plan depends upon two factors: (x) the employee’s position, which establishes a maximum cash incentive award as a percent of base salary, and (y) the degree to which the performance targets, such as targeted net income, and individual performance targets, are achieved. Annual incentive payments under the plan for a particular year generally are based on objective financial performance criteria established by The Middlefield Banking Company board, with the Compensation Committee’s recommendation.

The bank-wide performance objectives that had to be achieved in 2018 in order for Messrs. Caldwell, Heslop, and Stacy to receive a cash incentive payment under the plan included a net income goal, a goal for reduction of adversely classified loans as a percent of the sum of tier 1 capital and the allowance for loan and lease losses, a goal for loan growth, a goal having to do with the regulatory and supervisory status of Middlefield and The Middlefield Banking Company, and a goal for deposit growth. Please see the Form 8-K Current Report filed by Middlefield with the SEC on March 13, 2018 for additional information. In future years other financial performance measures could be taken into account, such as return on average equity (ROAE), return on average assets (ROAA), deposit growth, and net interest margin. The bank’s Compensation Committee also considers individual performance goals.

The Annual Incentive Plan was amended and restated effective March 11, 2019. A copy of the plan is included as exhibit 10.22 to the Form 8-K Current Report that we filed with the SEC on March 12, 2019, which is available for viewing or download at www.sec.gov. All employees are eligible for awards under the Annual Incentive Plan. The plan is terminable by the board at any time.    As amended, the Annual Incentive Plan provides that Mr. Caldwell is eligible for a cash bonus in an amount ranging from a minimum of 12% of his salary if actual performance is 90% of targeted performance goals established by the bank’s Compensation Committee, 24% of salary if actual performance is 100% of targeted performance goals, and a maximum of 36% of salary if actual performance is 110% or more of targeted performance goals. Mr. Caldwell’s annual award under the plan is exclusively determined by the bank’s performance. Mr. Heslop and Mr. Stacy are eligible for cash bonuses in an amount ranging from a minimum of 12% of salary if actual performance is 90% of targeted performance goals, 18% of salary if actual performance is 100% of targeted performance goals, and a maximum of 24% of salary if actual performance is 110% or more of targeted performance goals. Messrs. Heslop and Stacy’s annual award under the plan is exclusively determined by the bank’s performance.

The Annual Incentive Plan has certain forfeiture and recoupment, or “clawback,” provisions that allow the board to rescind awards under the plan that have not yet been paid, and recover awards that have been paid, upon the occurrence of certain events. The Compensation Committee may rescind and not pay an incentive award to a participant in the Annual Incentive Plan if the Compensation Committee finds that the participant failed significantly to satisfy expectations, engaged in fraudulent or unethical conduct in the course of the participant’s employment or committed an intentional violation of bank policy. The Annual Incentive Plan also provides that a participant in the plan agrees to repay to The Middlefield Banking Company any award that is entirely or partially attributable to a financial reporting error. If an award is entirely attributable to a financial reporting error, the participant must promptly repay to The Middlefield Banking Company the entire amount of the award and if an award is partially attributable to a financial reporting error the participant must promptly repay to The Middlefield Banking Company the portion of the award that the Compensation Committee determines is attributable to the financial reporting error.

2017 Omnibus Equity Plan. On May 10, 2017, shareholders approved the 2017 Omnibus Equity Plan. No further equity awards will be made under the 2007 Omnibus Equity Plan; however, awards previously granted and outstanding under the 2007 Omnibus Equity Plan remain in effect.

The 2017 Omnibus Equity Plan authorizes the issuance of 224,000 shares of Middlefield common stock. Middlefield’s Compensation Committee administers the Omnibus Equity Plan. Shares of common stock issued under the Omnibus Equity Plan may be treasury shares, authorized and unissued shares not reserved for any other purpose, or a combination of treasury shares and authorized but unissued shares. Awards to employees may take the form of incentive stock options, or ISOs, that qualify for favored tax treatment under Internal Revenue Code section 422, stock options that do not qualify under section 422, referred to as NQSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares, which become fully vested if conditions imposed in the award agreement are satisfied, and other stock-based awards. In contrast to the kinds of awards that may be made to employees, non-employee directors are eligible for awards of NQSOs, restricted stock, restricted stock units and other stock-based awards. The terms of each award are stated in award agreements. Of the shares authorized for issuance under the Omnibus Equity Plan, up to one half, or 112,000 shares, may be reserved for issuance under incentive stock options. The aggregate number of shares underlying awards granted to an individual participant in a single year may not exceed 22,400.

Unless the participant’s award agreement provides otherwise, when a participant employee’s employment terminates or when a non-employee director participant’s service terminates, the portion of any award held by the participant that is not exercisable is forfeited and the portion of any restricted stock award or performance share award that is unvested and held in escrow is forfeited. All NQSOs, SARs, ISOs and other stock-based awards held by the participant that are exercisable are forfeited if not exercised before the earlier of the expiration date specified in the award agreement or 90 days after termination occurs. However, all of a participant’s outstanding awards are forfeited if the participant’s employment or director service terminates for cause or if in Middlefield’s judgment a basis for termination for cause exists, regardless of whether the awards are exercisable and regardless of whether the participant’s employment or director service actually terminates. However, shares of restricted stock or performance shares that have been released from escrow and distributed to the participant are not affected by a termination for cause.

If a change in control of Middlefield occurs, the Compensation Committee has broad authority and sole discretion to take actions it deems appropriate to preserve the value of participants’ awards. In general, a change in control means one or more of the following events occur –

•

a change in the composition of Middlefield’s board of directors, after which the incumbent members of the board on the effective date of the 2017 Omnibus Equity Plan – including their successors whose election or nomination was approved by a vote of at least two-thirds of those incumbent directors and their successors – no longer represent a majority of the board,

•

a person (other than persons such as subsidiaries or benefit plans) becomes a beneficial owner of Middlefield securities representing 25% or more of the combined voting power of all securities eligible to vote for the election of directors, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company and except for stock issuances approved by incumbent directors and their successors;

•

a merger, consolidation, share exchange, or similar form of business combination transaction requiring approval of Middlefield’s shareholders, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company; or

•	Middlefield’s shareholders approve a plan of complete liquidation or dissolution or sale of all or substantially all of Middlefield’s assets.

To align equity compensation practices with stockholder interests, in 2015 we implemented a change in our equity compensation practices, awarding restricted stock with vesting that is typically dependent not only on continued service over time but also on achieving an established average annual return on Middlefield stock.

Executive Deferred Compensation Agreements. The Middlefield Banking Company entered into executive variable benefit deferred compensation agreements with Messrs. Heslop and Stacy on July 9, 2018. Under the executive variable benefit deferred compensation agreements, the executives will receive an annual contribution ranging from 5% to 15% of their base salary. Contributions exceeding 5% of salary are conditional on achievement of performance goals involving (i) the bank’s net income for the plan year and (ii) the bank’s peer ranking for the plan year based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the Uniform Bank Performance Report (“UBPR”) as reported on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm. The UBPR is an analytical tool created for bank supervisory, examination, and management purposes. In a concise format, the UBPR shows the impact of management decisions and economic conditions on a bank’s performance and balance-sheet composition. The executive variable benefit deferred compensation agreements do not supersede the May 8, 2008 amended executive deferred compensation agreements to which Messrs. Heslop and Stacy are parties.

The Middlefield Banking Company entered into executive deferred compensation agreements with Messrs. Caldwell, Heslop, and Stacy on December 28, 2006. Amended on May 9, 2008 for compliance with Internal Revenue Code section 409A, the executive deferred compensation agreements provide supplemental retirement income benefits. The arrangement is noncontributory, meaning contributions can be made solely by The Middlefield Banking Company. For each year the executive remains employed with The Middlefield Banking Company, until attaining age 65 the Middlefield Banking Company credits each executive with a contribution ranging from 5% to 15% of the executive’s base annual salary. Messrs. Heslop and Stacy’s contributions ended after the executives reached age 65 during the fourth quarter of 2018. Messrs. Heslop and Stacy’s payments began after the executives reached aged 65. Contributions exceeding 5% of salary are conditional on achievement of performance goals involving: (x) The Middlefield Banking Company’s net income for the plan year and (y) The Middlefield Banking Company’s peer ranking for the plan year, based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the UBPR as reported on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm.

Each of the two performance goals can account for a contribution of up to 7.5% of the executive’s base annual salary. The net income goal for each year is established by The Middlefield Banking Company’s Compensation Committee by March 31 of that year. The Compensation Committee’s decisions are not final unless approved by a majority of the independent directors of The Middlefield Banking Company.

Executive Survivor Income Agreements. The Middlefield Banking Company entered into executive survivor income agreements with executives in June 2003, including Messrs. Caldwell, Heslop, and Stacy. The agreements promise a specific cash benefit payable by The Middlefield Banking Company to an executive’s designated beneficiary at the executive’s death, provided the executive dies before attaining age 85. The benefit would be paid to the executive’s beneficiary if the executive dies in active service to The Middlefield Banking Company, but it also would be payable for death occurring after the executive’s termination of service if the executive terminated (x) because of disability, or (y) within 12 months after a change in control of Middlefield, or (z) after having attained age 55 with at least ten years of service to The Middlefield Banking Company or after having attained age 65.

The total death benefit payable to Mr. Caldwell’s beneficiaries if he dies in active service to The Middlefield Banking Company is $471,741, the benefit payable to Mr. Heslop’s beneficiaries is $368,970, and the benefit payable to Mr. Stacy’s beneficiaries is $222,619. For death after terminating active service with The Middlefield Banking Company, the death benefit for Mr. Caldwell’s beneficiaries is $471,741, $368,970 for Mr. Heslop’s beneficiaries, and $111,309 for Mr. Stacy’s beneficiaries. To assure itself of funds sufficient to pay the promised death benefits, The Middlefield Banking Company purchased insurance on the executives’ lives with a single premium payment. The Middlefield Banking Company owns the policies and is the sole beneficiary. Of the total premium paid for the insurance on the various executives’ lives, $495,873 is attributable to insurance purchased on the life of Mr. Caldwell, $447,351 is attributable to insurance on the life of Mr. Heslop, and $333,890 is attributable to insurance purchased on the life of Mr. Stacy. The premium amounts are not included in the Summary Compensation Table. The Middlefield Banking Company expects the policies’ death benefits to be sufficient to pay all benefits promised under the executive survivor income agreements.

Change-in-Control Agreements. Middlefield and its subsidiaries do not have written employment agreements with officers, although Middlefield entered into severance agreements with executives, including Messrs. Caldwell, Heslop, and Stacy. The severance agreements provide that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement. The severance compensation is payable in a single lump sum. For purposes of the severance agreements, the term “change in control” is defined as it is defined in Internal Revenue Code section 409A and implementing rules. In the case of executives other than Messrs. Caldwell, Heslop, and Stacy, the lump-sum severance benefit is payable immediately after involuntary termination without cause or voluntary termination with good reason occurring within 24 months after a change in control. The lump-sum benefit of Messrs. Caldwell, Heslop, and Stacy is payable when a change in control occurs.

The agreements promise to each executive a lump-sum payment calculated as a multiple of the executive’s salary and the executive’s cash bonus and cash incentive compensation. The multiple of compensation payable under the severance agreements is 2.5 times in the case of Messrs. Caldwell, Heslop and Stacy and two times compensation for other executives. The agreements also promise continued life, health, and disability insurance coverage for 24 months after employment termination and legal fee reimbursement if the severance agreements are challenged after a change in control. The change-in-control agreements with Messrs. Caldwell, Heslop and Stacy are included in the Form 8-K Current Report filed by Middlefield with the SEC on March 12, 2019.

Retirement Plan. Middlefield does not maintain a defined benefit or actuarial plan providing retirement benefits for officers or employees based on actual or average final compensation. The Middlefield Banking Company maintains a section 401(k) employee savings and investment plan for substantially all employees and officers who have more than one year of service. The bank’s contribution to the plan is based on 50% matching of voluntary contributions, up to 6% of compensation. An eligible employee may contribute up to 15% of his or her salary. Employee contributions are vested at all times. Bank contributions are fully vested after six years, vesting in 20% annual increments beginning with the second year. Employees also have life insurance benefits under a group term life insurance program, paying benefits to an employee’s beneficiary if the employee dies while employed by The Middlefield Banking Company, up to the lesser of (x) twice the employee’s annual salary at the time of death or (y) $200,000.

Internal Revenue Code Limits. The qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code section 162(m) state that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration exceeds $1 million for the applicable taxable year, unless specified conditions are satisfied. Salary and bonus amounts deferred by executives are not subject to section 162(m). Currently, Middlefield’s remuneration is not expected to exceed $1 million for any employee. Therefore, Middlefield does not expect that compensation will be affected by the qualifying compensation regulations. The Compensation Committee and Middlefield’s board intend to maintain executive compensation within the section 162(m) deductibility limits, but could permit compensation exceeding the section 162(m) limits in the future.

Transactions with Related Parties. Middlefield directors and executive officers and their associates are customers of and enter into banking transactions with The Middlefield Banking Company in the ordinary course of business. Middlefield expects that these relationships and transactions will continue. The transactions with directors, executive officers, and their associates have not involved more than the normal risk of collectability and have not presented other unfavorable features. Loans and commitments to lend included in these transactions were made and will be made on substantially the same terms – including interest rates and collateral – as those prevailing at the time for comparable transactions with persons not affiliated with Middlefield.

OUTSTANDING EQUITY AWARDS

The following table shows as of December 31, 2018 unvested and unearned stock awards and the number of shares acquirable, exercise prices, and expiration dates of all unexercised stock options held by the executives identified in the Summary Compensation Table.

	Option Awards(1)					Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas G. Caldwell	2,500			17.55	05/09/2021			865 753 2,240	(2) (3) (4)	36,702 31,950 95,043
James R. Heslop, II	1,200			17.55	05/09/2021			668 581 1,201	(2) (3) (4)	28,343 24,652 50,958
Donald L. Stacy	2,500			17.55	05/09/2021			532 462 1,015	(2) (3) (4)	22,573 19,603 43,066

(1)	adjusted for stock dividends
(2)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on March 1, 2016. The number of shares awarded was 865 shares to Mr. Caldwell, 668 shares to Mr. Heslop, and 532 shares to Mr. Stacy. To become vested in and entitled to that number of shares, two conditions were required to be satisfied: a service condition and a performance condition. Under the service condition, the executive was required to maintain continuous service with Middlefield for three years, although this condition could be waived in the case of death or disability or a change in control occurring in the three-year period. The performance condition would be satisfied if the average annual return of Middlefield stock for the years 2016, 2017, and 2018 was at least 8.00%. For this purpose, annual return was the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2016, 2017, and 2018 determined whether the 8.00% goal was satisfied. If the 8.00% goal was not satisfied but the average annual return was positive, the recipient would become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that would be issued to the recipient was the percentage of the total award equal to the percentage achievement of the 8.00% goal. If the average annual return was negative, the entire award would be forfeited, unless the Compensation Committee waived the performance condition. If the three-year average annual return exceeded 8.00%, the nominal amount of the conditional stock award would increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. Accordingly, the maximum potential conditional stock award total for the March 1, 2016 awards for Mr. Caldwell was 1,081 shares, for Mr. Heslop was 835 shares, and for Mr. Stacy was 665 shares. The terms of the award and a copy of the form of conditional award agreement were included in the Form 8-K Current Report filed by Middlefield with the SEC on March 4, 2016. The closing stock price on December 31, 2015 was $32.40 The closing stock price on December 30, 2016 was $38.70 and dividends per share for 2016 were $1.08. The closing stock price on December 29, 2017 was $48.20 and dividends per share for 2017 were $1.08. The closing price on December 31, 2018 was $42.43, and dividends per share for 2018 were $1.17. Based on this, the three-year average annual return for 2016, 2017 and 2018 was 16%, or 200% of the 8.00% goal, and Messrs. Caldwell, Heslop and Stacy became fully vested in their respective maximum potential conditional stock award totals as of March 1, 2019. The conditional stock award agreements include post-employment restrictions for one year after employment termination.
(3)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on July 20, 2017. The number of shares awarded was 753 shares to Mr. Caldwell, 581 shares to Mr. Heslop, and 462 shares to Mr. Stacy. To become vested in and entitled to that number of shares, two conditions must be satisfied: a service condition and a performance condition. Under the service condition, the executive must maintain continuous service with Middlefield and affiliates until the third anniversary of the award, although this condition will be waived in the case of death or disability or a change in control occurring in the three-year period. The performance condition will be satisfied if the average annual return of Middlefield stock for the years 2017, 2018, and 2019 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2017, 2018, and 2019 will determine whether the 8.00% goal is satisfied. If the 8.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 8.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 8.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. Accordingly, the maximum potential conditional stock award total for the July 20, 2017 awards for Mr. Caldwell is 941 shares, for Mr. Heslop 726 shares, and for Mr. Stacy 577 shares. The terms of the award and a copy of the form of conditional award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on July 24, 2017. The closing stock price on December 31, 2016 was $38.70. The closing stock price on December 31, 2017 was $48.20 and dividends per share for 2017 were $1.08. Based on this, the return for 2017 was 27.34%. With a December 31, 2018 closing stock price of $42.43 and 2018 dividends per share of $1.17, the return for 2018 was -10.17%. The July 20, 2017 awards will be earned in full if the average annual return for 2017, 2018 and 2019 is 8.00% or higher. Middlefield determined that the stock awards had no fair value on the award date for accounting purposes, and as a result no compensation expense was recognized for the awards in 2017. The conditional stock award agreements include post-employment restrictions for one year after employment termination.

(4)

Messrs. Caldwell, Heslop, and Stacy received conditional stock awards on May 22, 2018. The number of shares awarded was 2,240 shares to Mr. Caldwell, 1,202 shares to Mr. Heslop, and 1,015 shares to Mr. Stacy. The award amount is a percentage of the award recipient’s salary, divided by the share price at the close of market on December 31, 2017. The closing price of the shares on December 31, 2017 was $48.20. The percentage of salary for purposes of calculating the award to Mr. Caldwell is 30% and for Messrs. Heslop, and Stacy is 25%. To become vested in and entitled to the stock award, each executive is required to maintain continuous service with Middlefield until the third anniversary of the award. The performance condition will be satisfied if the average annual return on Middlefield Banc Corp. stock for the years 2018, 2019, and 2020 is at least 8.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2018, 2019, and 2020 will determine whether the 8.00% goal is satisfied. If the 8.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 8.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 8.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 8.00% goal. Accordingly, the maximum potential conditional stock award total is 12,434 shares, including a maximum for Mr. Caldwell of 2,800 shares, for Mr. Heslop of 1,502 shares, and for Mr. Stacy of 1,268 shares. The terms of the awards and a copy of the form of conditional stock award agreement are included in the Form 8-K Current Report filed by Middlefield with the SEC on May 29, 2018.

PROPOSAL ONE – ELECTION OF FOUR DIRECTORS FOR THE TERM EXPIRING IN 2022

According to Article III, section 2, of Middlefield’s Regulations, the board may consist of no fewer than five and no more than 25 directors, the precise number being fixed or changed from time to time within that range by the board or by majority vote of shareholders acting at an annual meeting. Article III, section 2(b) of Middlefield’s Regulations provides that if the number of directors (including vacancies) of Middlefield is six or more, the directors must be classified into at least two classes, as nearly equal in number as possible and consisting of no fewer than three directors in each class, designated Class I, Class II, and if there are nine or more directors, Class III. Our board currently consists of twelve directors. Class I of Middlefield’s board consists of Directors Hummel, Jones, McCaskey and Valerian (term expiring at the 2020 annual meeting), Class II includes Directors Bevan, Heslop, Rose, and Toth (term expiring at the 2021 annual meeting), and Class III consists of Directors Caldwell, Mast, Skidmore, and Turk (term expiring at the 2019 annual meeting).

Four Nominees for the term ending at the 2022 annual meeting (Proposal One). The Corporate Governance and Nominating Committee recommended Directors Caldwell, Mast, Skidmore and Turk for reelection to the board. The board accepted the Corporate Governance and Nominating Committee’s recommendation and nominated these four individuals to serve as directors for the term ending at the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified.

Nominee for the term expiring in 2022 (Proposal One)	Age	Director since	Current term expires	Biography
Thomas G. Caldwell	61	1997	2019	Mr. Caldwell is President and Chief Executive Officer of Middlefield, The Middlefield Banking Company, and EMORECO, Inc. Mr. Caldwell served as Vice President of Middlefield until October 2000, when he became President and CEO. Mr. Caldwell’s experience in the banking and financial services industry and significant leadership positions with Middlefield, The Middlefield Banking Company, and EMORECO, Inc. allow him to provide business and leadership expertise to the board.

Darryl E. Mast	68	2013	2019	Darryl Mast retired in 2016 from The Hattie Larlham Care Group and Foundation, a nonprofit organization dedicated to improving the lives of children and adults with developmental and intellectual disabilities. He had been COO with responsibility for IT phone, facilities and fleet management, human resource management and business office support services having joined the organization in 2004. Mr. Mast began his career in banking in 1974. He was Senior Vice President of Second National Bank of Warren and an executive of Second Bancorp, Inc. with responsibility for 33 banking centers, consumer lending, call center, web site and online banking and private banking. He also served on the Asset/Liability, Second Bancorp Foundation and other committees. Mr. Mast has served as President of the Board of Valley Counseling Services, the Board of Trustees of the Warren Area Chamber of Commerce Economic Development Foundation, the Hattie Larlham Foundation. The Kent State University Trumbull Campus Advisory Board, the Rotary Club of Warren, and Chairman of the Wooster Area Chamber of Commerce. Mr. Mast has attended Miami University, Oxford, Ohio and the Graduate School of Banking at the University of Wisconsin. Mr. Mast’s banking experience, his demonstrated leadership ability, and his community involvement add important business and leadership experience to the board.

William J. Skidmore	62	2007	2019	Mr. Skidmore is Northeast Ohio Senior District Manager of Waste Management and has held progressively responsible positions with Waste Management and a predecessor company since 1978. He previously served on the Board of Directors of both First County Bank in Chardon, Ohio, and of Metropolitan National Bank in Youngstown, Ohio. He is a member and was the past President of the Chardon Rotary, a former President of the Chardon Chamber of Commerce, a past member of the Business Advisory Committee to Chardon Local Schools 2017, a former member of the business advisory committee of Kent State University (Geauga), and a past representative to the board of the National Solid Waste Management Association in Washington, D.C. Mr. Skidmore earned a Bachelor’s Degree in Sales and Marketing from Bowling Green State University in 1978. Mr. Skidmore’s business management and banking experience in the northeast Ohio market allow him to provide business and leadership expertise to the board.

Carolyn J. Turk	62	2004	2019	Ms. Turk is the Senior Internal Auditor of Molded Fiber Glass Companies and is a licensed CPA. Located in Ashtabula, Ohio, Molded Fiber Glass Companies is a manufacturer of reinforced fiber glass products with 12 entities in the U.S. and Mexico. Ms. Turk earned a B.S. in Accountancy from Youngstown State University in 1984. She has a long record of community service and currently serves on the Board of Country Neighbor Program, Inc. and as a Trustee of the Ashtabula Foundation. Ms. Turk’s business and accounting experience allow her to provide accounting and financial management expertise to the board.

Eight continuing directors	Age	Director since	Current term expires	Biography
Thomas W. Bevan	53	2017	2021	Mr. Bevan is a founding shareholder and CEO of Bevan & Associates, LPA, Inc. in Boston Heights, Ohio. Mr. Bevan has been licensed to practice law in the State of Ohio since 1991. He has also been admitted to practice before the U. S. District Court, Northern District of Ohio, and the United States Supreme Court. Mr. Bevan is a member of the Ohio State Bar Association, a member and Foundation Fellow of the Akron Bar Association, a member and Governing Trustee of the Ohio Association for Justice, and a member of the Public Justice Foundation. He was a member of the Board of Directors of Liberty Bank, N.A. from 2011 until 2017. Mr. Bevan’s years of banking experience, his community contacts, and his knowledge of the former Liberty Bank, N.A.’s customer base and market area allow him to provide business and leadership expertise to the board.

James R. Heslop, II	65	2001	2021	Executive Vice President and Chief Operating Officer of The Middlefield Banking Company since 1996, Mr. Heslop became Executive Vice President and Chief Operating Officer of Middlefield on October 30, 2000. He became a director of the bank in July 1999 and a director of Middlefield on November 19, 2001. He is also the Vice President and Secretary and a director of EMORECO, Inc. From July 1993 until joining The Middlefield Banking Company in April 1996, Mr. Heslop was a Director, President, and Chief Executive Officer of First County Bank in Chardon, Ohio, an institution with total assets exceeding $40 million. First County Bank was an affiliate of F.N.B. Corporation of Pittsburgh, Pennsylvania. Mr. Heslop earned a B.S. in Business Administration from Wheeling College, an M.B.A. from Tiffin University, and is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison. Mr. Heslop’s education, experience in the banking and financial services industry, and significant leadership positions with Middlefield, The Middlefield Banking Company, and EMORECO, Inc. allow him to provide business and leadership expertise to the board.

Eric W. Hummel	73	2011	2020	Mr. Hummel is President of Hummel Construction, Ravenna, Ohio, a position he has held since 1971. Mr. Hummel attended the Kent State University School of Architecture and the University of Wisconsin College of Engineering. He has been a member of the Portage Foundation Board of Trustees, Kent State University Architecture School Foundation, and Leadership Portage County Board. Mr. Hummel’s extensive business management experience allows him to provide business and leadership expertise to the board.

Kenneth E. Jones	70	2008	2020	A retired financial executive, Mr. Jones earned a B.S. in Nuclear Engineering from the University of Virginia in 1970 and an M.B.A. from the University of Virginia in 1972. He is also licensed in Ohio as a CPA (inactive). Mr. Jones is a former director of Applied Innovation, Inc. of Dublin, Ohio (NASDAQ), and served as Chairman of its Audit Committee. He has served as the elected fiscal officer of Jefferson Township, Franklin County, Ohio since May 2004. Mr. Jones’ financial and business experience and his service as a director of Middlefield since 2008 allow him to provide business and leadership expertise to the board.

James J. McCaskey	55	2004	2020	Mr. McCaskey is the President of McCaskey Landscape & Design, LLC, a design-build landscape development company. Previously, he was Vice President of Sales for the Pattie Group, also a design-build landscape development company, with which he had been employed for seventeen years. Mr. McCaskey is also a past member of the Board of Directors and past President of the Ohio Landscape Association. Mr. McCaskey serves on the Advisory Board of Kent State University (Geauga), was President of the Chardon Rotary for the term July 2014 through June 2015, and, beginning January 2, 2014, serves as Munson Township Trustee. Mr. McCaskey earned a Bachelor’s Degree in Agricultural Production and a Bachelor’s Degree in Biology from Wilmington College in 1985. Mr. McCaskey’s extensive business management experience, community involvement, and service as a director of Middlefield since 2004 allow him to provide business and leadership expertise to the board.

Eight continuing directors	Age	Director since	Current term expires	Biography
Clayton W. Rose III	66	2016	2021	Mr. Rose retired in 2018 as an Executive Principal in the Dublin, Ohio office of Rea & Associates Inc. CPA’s. Mr. Rose received his license in Ohio as a CPA in 1981 but currently is not in active practice as a CPA. Rea & Associates is a regional public accounting firm with fourteen offices in the state of Ohio. Mr. Rose earned a B.S. from The Ohio State University in 1974. He is active in the Dublin community with involvement in Kiwanis, the Dublin Convention and Visitors Bureau, the Dublin Irish Festival, and the Ohio State University Alumni Society. Mr. Rose was a director of Emerald Bank when it merged into The Middlefield Banking Company on January 20, 2014. He became a director of The Middlefield Banking Company shortly after the January 2014 merger. Mr. Rose’s business and accounting experience allow him to provide accounting and financial management expertise to the board.

Robert W. Toth	74	2009	2021	Mr. Toth retired in 2007 as the President of Gold Key Processing, Ltd., headquartered in Middlefield, Ohio. Mr. Toth is a graduate of Ohio University, with a B.B.A. in accounting. Prior to joining Gold Key, he was Vice President — Finance and Administration for Burton Rubber Processing, Inc. Having begun his career with Amsted Industries in Chicago, Illinois, Mr. Toth has held progressively responsible positions with Warner and Swasey Co. and Missouri Portland Cement Co. He has a long record of community service and currently sits on the Board of the Geauga County Library Foundation. Mr. Toth’s extensive business management and community service experience allow him to provide business and leadership expertise to the board.

William A. Valerian	75	2017	2020	Having begun a career in banking in 1969, Mr. Valerian was most recently Chairman, President, and CEO of Liberty Bank, N.A. Mr. Valerian served as CEO of Liberty Bank, N.A. from 2004 until January 12, 2017. Among his previous positions, he served as President of Charter One Investor Services, CEO, COO, and Chief Loan Officer at Home Bank and CEO and COO of Haverfield Corporation, holding company for Home Bank. Prior to Home Bank, Mr. Valerian served in various capacities for Third Federal Savings and Loan. Among his volunteer activities, he is or has served with Julie Billiart School, Cleveland Institute of Art, Alta House Neighborhood Center, and on the Board of St. Ignatius High School. He is a graduate of Marquette University and Leadership Cleveland. Mr. Valerian’s years of banking experience, his community contacts, and his knowledge of the former Liberty Bank, N.A.’s customer base and market area allow him to provide business and leadership expertise to the board.

Directors of The Middlefield Banking Company and EMORECO, Inc. are elected annually and do not serve staggered terms. The Middlefield Banking Company currently has ten directors. Except for Mr. Valerian and Mr. Bevan, the directors identified in the table above are expected to be nominated and elected to continue serving as directors of The Middlefield Banking Company for the following year. EMORECO, Inc. has four directors, all of whom are expected to be nominated and elected to continue serving for the following year, including Messrs. Caldwell and Heslop.

The Board of Directors recommends voting “FOR” election of Thomas W. Caldwell, Darryl E. Mast, William J. Skidmore, and Carolyn J. Turk to the term expiring at the 2022 annual meeting.

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are subject to section 14A of the Securities Exchange Act of 1934, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table. Commonly known as a say-on-pay vote, the shareholder vote required by section 14A is an advisory vote, which means that the vote is not binding on us, on our board of directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with SEC disclosure rules.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. The Compensation Committee and the board believe that Middlefield’s compensation arrangements are designed to achieve these goals and that the compensation arrangements reward performance promoting our long-term prosperity. Our compensation arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the board and by the Compensation Committee. Accordingly, we ask our shareholders to vote on the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Middlefield Banc Corp.‘s Proxy Statement for the 2019 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers, as disclosed in this proxy statement

PROPOSAL THREE – ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder enable Middlefield’s shareholders to vote, on an advisory basis, on how often Middlefield should include in its proxy materials the advisory vote on executive compensation described in Proposal Two. The advisory vote on executive compensation described in Proposal Two is referred to as a “Say-on-Pay” vote. Proposal Three affords shareholders the opportunity to cast an advisory vote on how often Middlefield should include a Say-on-Pay vote in its proxy materials in the future. Under Proposal Three, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years. A “say-on-frequency” vote was held at the 2013 annual meeting, where stockholders voted for an annual vote on Say-on-Pay. The board of directors thereafter adopted a resolution to submit the Say-on-Pay proposal to stockholders annually. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

“RESOLVED, that Middlefield’s shareholders approve, on an advisory basis, that the frequency with which they prefer to have an advisory vote on executive compensation is:

•	every year;

•	every two years; or

•	every three years.”

After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Middlefield, and recommends that shareholders vote for a frequency of “1 Year” for future advisory votes on executive compensation. The board of directors believes that an annual advisory vote will enable Middlefield’s shareholders to provide timely, direct input on Middlefield’s executive compensation program as disclosed in the proxy statement each year, and is consistent with the company’s efforts to engage in an ongoing dialogue with shareholders. The Compensation Committee, which administers the executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.

Shareholders may vote for “1 Year,” “2 Years,” “3 Years,” or “Abstain” if the shareholder has no preference regarding the frequency of future Say-on-Pay votes. Broker non-votes and proxies marked “Abstain” will not be counted toward the frequency of any specified time period and will have no effect other than that they will be counted for establishing a quorum. We will consider the say-on-pay frequency for future advisory votes on say-on-pay proposals to be approved by a majority of the votes cast, or by a plurality if there is no clear majority.

The board of directors may decide that it is in the best interests of Middlefield and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the board of directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board recommends a vote FOR “One Year” as the preferred frequency for advisory votes on executive compensation.

PROPOSAL FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Middlefield’s independent auditor for the year ended December 31, 2018 was S.R. Snodgrass, P.C. The Audit Committee selected S.R. Snodgrass, P.C. to be Middlefield’s independent auditor for the fiscal year ending December 31, 2019 as well. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the annual meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

For services in fiscal years ended December 31, 2018 and December 31, 2017, we paid S.R. Snodgrass, P.C. as follows –

	2018	2017
Audit Fees (1)	$158,515	$174,917
Audit-Related Fees	$7,750	$7,757
Tax Fees (2)	$13,306	$17,102
All Other Fees (3)	$0	$21,663

	$179,571	$221,439

(1)	Audit fees consist of fees for professional services rendered for the audit of Middlefield’s financial statements and review of financial statements included in Middlefield’s quarterly reports.
(2)	Tax service fees include fees for calculation of quarterly estimated taxes and for preparation of corporate income tax and franchise tax returns.
(3)	Other services include consulting related to merger integration and enterprise risk management.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Middlefield’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Middlefield’s financial statements for the year ended December 31, 2018 is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

The Board of Directors recommends a vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as Middlefield’s independent auditor for the fiscal year ending December 31, 2019.

EXECUTIVE OFFICERS

There are no family relationships among any of Middlefield’s directors or executive officers. Executive officers who do not also serve as directors are –

Name	Age	Principal Occupation in the Last 5 Years
Michael L. Allen	56	Mr. Allen joined The Middlefield Banking Company in November, 2018 and serves as its Executive Vice President-Chief Banking Officer. Prior to joining The Middlefield Banking Company, Mr. Allen served as President of the Mid-Ohio Valley Division for Premier Bank, a subsidiary of Premier Financial Bancorp, Huntington, West Virginia, since 2014. Mr. Allen served as a Financial Consultant with AXA Advisors, LLC from 2002 through 2014 and was Chief Administrative Officer from 1987 through 2001 and a member of the Board of Directors from 1993 through 2001 of Traders Bank, Spencer, West Virginia. He also served as Treasurer and a Board member of Traders Bank’s holding company, Traders Bankshares, Inc., from 1990 through 2001. Mr. Allen is a CPA, a graduate of Glenville State College, Glenville, West Virginia, with a B.A. degree in Business Administration, and a graduate of the Consumer Bankers Association Graduate School of Retail Bank Management.

Adam T. Cook	52	Mr. Cook joined The Middlefield Banking Company in January 2017 and serves as its Senior Vice President, Loan Administration. Prior to joining The Middlefield Banking Company, he served as the Senior Vice President for Liberty Bank, N.A. since 2006. Mr. Cook holds a bachelor’s degree from Miami University in Oxford, Ohio.

Courtney M. Erminio	37	Serving as Senior Vice President – Risk Officer, Ms. Erminio joined The Middlefield Banking Company in June 2010. Prior thereto, she was on the internal audit staff of Crowe Horwath LLP. Ms. Erminio is a graduate of the University of Akron, holding a B.S. degree in Business Administration/Finance. Ms. Erminio is a Certified Internal Auditor (CIA) and a Certified Financial Services Auditor (CFSA).

Teresa M. Hetrick	55	Ms. Hetrick is Executive Vice President – Operations/Administration and Assistant Secretary. Ms. Hetrick served as Vice President and Secretary of First County Bank in Chardon, Ohio, before joining The Middlefield Banking Company in December 1996.

Eric P. Hollinger	57	Mr. Hollinger is the Executive Vice President/Senior Lender for The Middlefield Banking Company. Prior to joining the bank in 2013, he was a Senior Vice President/Commercial Lender for FirstMerit Bank. Mr. Hollinger holds a B.S. degree in Business Administration/Marketing from Bowling Green State University and an M.B.A. from Case Western Reserve University.

John D. Lane	46	Mr. Lane joined the Middlefield Banking Company in December, 2018 as Executive Vice President, Chief Credit and Risk Officer. Prior to joining The Middlefield Banking Company, Mr. Lane served as Senior Vice President/Credit Risk for Civista Bank since 2011. Prior to joining Civista Bank, Mr. Lane served as Vice President, Relationship Manager and Commercial Loan Workout Officer for The Huntington National Bank from 2006 through 2011. Mr. Lane has a B.S. degree in Engineering Management from the United States Military Academy and an M.B.A. degree from Duke University’s Fuqua School of Business and a Wharton School Leadership Certificate from the ABA Stonier Graduate School of Banking.

Charles O. Moore	57	Mr. Moore joined The Middlefield Banking Company in January 2016 as President – Central Ohio Region. With over 25 years of banking experience, Mr. Moore served as Executive Vice President, Chief Risk and Consumer Lending Officer, of Delaware County Bank in Delaware, Ohio, from 2012 through 2015. He has also served as President of Regency Finance Company, a subsidiary of F.N.B. Corporation from 2008 through 2010, and as an executive with U.S. Bank and Banc One. He is a veteran of the U.S. Marine Corps and the U.S. Army National Guard. He is a graduate of Ohio Dominican College and the State University of New York at Albany. Mr. Moore was formerly the Deputy Superintendent of Consumer Finance and Consumer Affairs for the State of Ohio Division of Financial Institutions from 2011 through 2012. He is currently on the boards of the Ohio Mortgage Bankers Association, the Ohio Dominican College Patriots and Finance Curriculum, the Central Ohio Symphony Orchestra, the Delaware County United Way, and the Ohio Police and Fire Pension Fund.

Shalini Singhal	43	Ms. Singhal joined The Middlefield Banking Company in August 2016 and serves as its Senior Vice President/Chief Information Officer. Prior to joining the bank in 2016, Ms. Singhal was the Chief Information Officer for Commercial Savings Bank in Upper Sandusky, Ohio, for 11 years. Ms. Singhal holds a B.B.A. in Accounting from the National Institute of Technology in Delhi, India and an M.B.A. in Operations & Systems from the Institute of Management Technology in Ghaziabad, India

Donald L. Stacy	65	Mr. Stacy joined The Middlefield Banking Company in August 1999. Mr. Stacy serves as Middlefield’s Senior Vice President, Chief Financial Officer and Treasurer. Mr. Stacy is Executive Vice President and Chief Financial Officer of The Middlefield Banking Company and is a director, Vice President, and Treasurer of EMORECO, Inc. He previously served for 20 years with Security Dollar Bank and Security Financial Corp. in Niles, Ohio, where he was Senior Vice President and Treasurer.

SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals for inclusion in Middlefield’s proxy materials for the 2020 annual meeting must submit the proposals to Middlefield at its executive offices no later than December 7, 2019. We will not include in our proxy statement or form of proxy for the 2020 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2020 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting, the shareholder must give advance notice to Middlefield. According to Article I, section 8, of Middlefield’s Regulations, the shareholder must give notice at least 60 days but no more than 120 days before the date in 2020 corresponding to the mailing date of this proxy statement for the 2019 annual meeting. This proxy statement is being mailed to shareholders on or about April 4, 2019. Accordingly, a shareholder who desires to present a proposal at the 2019 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should provide notice of the proposal to Middlefield no earlier than December 7, 2019 and no later than February 5, 2020. If the shareholder fails to do so, Middlefield’s management will be entitled to use its discretionary voting authority on that proposal, without any discussion of the matter in Middlefield’s proxy materials. Shareholders who desire to submit a proposal for the 2020 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should refer to Article I, section 8, of Middlefield’s Regulations for information concerning the procedures for submitting proposals, including information required to be provided by shareholders submitting proposals.

OTHER MATTERS

The persons named in the proxy will vote all properly executed proxies. If a shareholder specifies a choice for a proposal to be acted upon, the proxy will be voted in accordance with his or her specifications. If no choice is specified, the proxy will be voted FOR election of the nominees identified herein, FOR approval of the executive compensation disclosed in this proxy statement, FOR approving an advisory vote on executive compensation every year, and FOR ratification of Middlefield’s independent auditor.

The proxy is solicited by Middlefield, conferring discretionary authority to vote on any matters properly presented at the annual meeting or any adjournments thereof. We are not aware of any business to be presented at the meeting other than the business described in this proxy statement. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2019 annual meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

We mailed our 2018 Annual Report to persons who, as of the March 21, 2019 record date, were shareholders on that date. Additional copies may be obtained without charge by written request. We file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains an Internet web site containing reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending one copy only of the annual report and proxy statement to your address. Known as “householding,” this practice reduces Middlefield’s printing and postage costs. However, if you wish to receive a separate annual report or proxy statement in the future, you should contact your broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record. Shareholders who share an address to which a single annual report or proxy statement is delivered may orally or in writing request a separate copy of the annual report or proxy statement. Middlefield will deliver the separate annual report or proxy statement promptly at your request.

We will furnish a copy of our Form 10-K Annual Report for the year ended December 31, 2018 without charge to shareholders upon written request to: Mr. Donald L. Stacy, Chief Financial Officer, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEFIELD BANC CORP.

May 15, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.middlefieldbank.bank

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓  Please detach along perforated line and mail in the envelope provided.  i

20434300000000000000	051519

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the four nominees identified below as directors for the term specified and until their successors are elected and qualified			2. To approve the compensation of named executive officers, as disclosed in the proxy statement		FOR ☐	AGAINST ☐	ABSTAIN ☐
			3. Advisory vote on the frequency of the advisory vote on executive compensation	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Thomas.G. Caldwell for a term of three years ¡ Darryl E. Mast for a term of three years ¡ William J. Skidmore for a term of three years ¡ Carolyn J. Turk for a term of three years		4. To ratify the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2019		FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board recommends a vote FOR election of the identified nominees in Proposal One, FOR approving the compensation of named executive officers, FOR an advisory vote on executive compensation every year, and FOR ratifying the appointment of S.R. Snodgrass, P.C. as independent auditor.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

The shares represented by this proxy will be voted as specified. Unless specified to the contrary, all shares of the undersigned will be voted FOR election of the nominees identified in Proposal One, FOR approval of the named executive officer compensation, FOR approving an advisory vote on executive compensation every year, and FOR ratification of the independent auditor. If any other business is properly presented at the meeting or at any adjournment, this proxy will be voted by those named herein in accordance with their best judgment. The Board knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from Middlefield Banc Corp., before execution of this proxy, of the Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report.
Please mark, sign, date, and return this proxy promptly using the postage-paid, self-addressed envelope provided.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MIDDLEFIELD BANC CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Middlefield Banc Corp. hereby constitutes and appoints Courtney M. Erminio and Donald L. Stacy, and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of Middlefield Banc Corp. to be held on May 15, 2019 and any adjournments and postponements thereof, and to vote the shares of common stock the undersigned would be entitled to vote upon all matters referred to herein and in their discretion upon any other matters that properly come before the Annual Meeting:

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEFIELD BANC CORP.

May 15, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.	ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.middlefieldbank.bank

↓  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.   i

20434300000000000000	051519

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the four nominees identified below as directors for the term specified and until their successors are elected and qualified			2. To approve the compensation of named executive officers, as disclosed in the proxy statement		FOR ☐	AGAINST ☐	ABSTAIN ☐
			3. Advisory vote on the frequency of the advisory vote on executive compensation	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Thomas.G. Caldwell for a term of three years ¡ Darryl E. Mast for a term of three years ¡ William J. Skidmore for a term of three years ¡ Carolyn J. Turk for a term of three years		4. To ratify the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2019		FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board recommends a vote FOR election of the identified nominees in Proposal One, FOR approving the compensation of named executive officers, FOR an advisory vote on executive compensation every year, and FOR ratifying the appointment of S.R. Snodgrass, P.C. as independent auditor.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

The shares represented by this proxy will be voted as specified. Unless specified to the contrary, all shares of the undersigned will be voted FOR election of the nominees identified in Proposal One, FOR approval of the named executive officer compensation, FOR approving an advisory vote on executive compensation every year, and FOR ratification of the independent auditor. If any other business is properly presented at the meeting or at any adjournment, this proxy will be voted by those named herein in accordance with their best judgment. The Board knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from Middlefield Banc Corp., before execution of this proxy, of the Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report.
Please mark, sign, date, and return this proxy promptly using the postage-paid, self-addressed envelope provided.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.